Exhibit 10.12

PRIVATE AND CONFIDENTIAL

EXECUTIVE CONTRACT OF EMPLOYMENT

Parties:	Tamboran Resources Limited ACN 135 299 062, 110-112 The Corso, Manly NSW 2095 (Company, we or us)

Mr Joel Riddle, 31 Undercliff Road, Freshwater, NSW 2096 (Executive or you)

1.	Definitions

In this Contract, unless the contrary intention appears, the following words have the following meanings:

Term:	Definitions:

Associated Entities	has the meaning given to it in the Corporations Act 2001 (Cth) (Corporations Act).

Board	means the Board of Directors of the Company.

Capacity

includes being:

(a)   in partnership or in association with anybody else;

(b)   a principal, agent, consultant, adviser, representative, director officer or employee (in a similar role to which you were employed by us) of anybody else; or

(c)   a trustee of anybody else.

Commercial Discovery	means finding oil or gas via an established drilled well or wells that, within reason, provide a collection of information or data, that would lead to the conclusion of being proven as commercially economic. It may be determined that in an unconventional setting (e.g., shale gas or shale oil play) it may require “multiple” wells to determine commerciality and thus a Commercial Discovery.

Compensation Committee	means the compensation committee of the Board.

Competing Business	means any business which is in direct competition with the business of the Company or any Group Company and which is concerned with oil and gas exploration and development in those States or Territories in Australia in which the Company or any member of the Group has any interest in a license or application for a license or agreement.

Contract	means this Contract, which sets out the terms and conditions of the Executive’s employment with the Company.

Contract Commencement Date	means the date of execution of the Contract by the Executive.

Tamboran Resources Limited ABN 28 135 299 062 110-112 The Corso, Manly NSW 2095	Telephone +61 (2) 9977 6522

Confidential Information

includes but is not limited to the following information, in relation to the Company:

(a)   client information;

(b)   information which is specifically designated as confidential by the Company or the Company’s customers, suppliers and stakeholders;

(d)   information which by its nature may be reasonably understood to be confidential;

(e)   the Company’s trade secrets, Intellectual Property and Works;

(f)   information regarding financial or business affairs;

(g)   client, customer and supplier lists and details, and any agreements, arrangements or terms of trade with, a client, customer and supplier, or a prospective client, customer and supplier;

(h)   all techniques, procedures and methods that the Company has devised or acquired for use in carrying out its business;

(i) contractual, technical and production information, including information in relation to the design and specification of products and services, proposed alterations to them and proposed products and services;

(j) marketing plans, and marketing and sales techniques;

(k)   notes and developments regarding confidential information; and

(l) employee information.

FW Act	means the Fair Work Act 2009 (Cth).

Group	means, both jointly and severally, the Company, its Associated Entities and any other entity nominated by the Company to the Executive for the purposes of this definition.

Group Company	means any company in the Group.

Group Property	means any property owned or leased by, or ordinarily in the custody or possession of, any member of the Group, including but not limited to Confidential Information, Intellectual Property, documents, equipment, tools, software, computer information (wherever it is stored), mobile phones, company motor vehicles, computers, printers, keys, credit cards and access cards.

Identified Prospective Customers	includes organisations, businesses or individuals that have been identified by the Company as an opportunity for obtaining future business (whether directly or through referral of other business).

Identified Prospective Suppliers	includes organisations, businesses or individuals that have been identified by the Company as potential suppliers of goods or services to the Company.

Immediate Family	means any spouse, de facto partner, child, parent, grandparent, grandchild or sibling of you or your spouse or de facto partner.

Intellectual Property Rights	means any and all intellectual property rights in relation to the Works including, without limitation, all copyright, all rights in relation to inventions, including patent rights, registered and unregistered trademarks (including service marks), registered and unregistered designs, confidential information, computer software, circuit layout rights, website development technology and know-how and all other rights resulting from intellectual activities in the industrial, scientific, literary, commercial or artistic fields, including any application or right to apply for registration of any of the foregoing rights throughout the world.

Moral Rights	includes the right to be identified as the author of Works, the right not to have any other person identified as the author of Works and the right not to have Works subjected to any derogatory treatment.

Non-Compete Restraint Period	(a) 12 months. (b) 6 months. (c) 3 months. (d) 6 weeks.

Non-Solicitation Restraint Period	(a) 12 months. (b) 6 months. (c) 3 months. (d) 6 weeks.

Relevant Law	means any legislation, award, enterprise agreement or any other industrial instrument applicable to your employment with us, as in force from time to time.

Remuneration Package	means the Base Salary that you will receive in respect of your work for us, as specified in clause 10 and the statutory superannuation contributions, as specified in clause 11.

Serious Misconduct

includes but is not limited to:

(a)   committing any serious or persistent breach of this Contract or any company policies and procedures;

(b)   breaching confidentiality or misusing the Company’s Intellectual Property;

(c)   committing any act of dishonesty, fraud or assault in the course of your employment or which affects your suitability for employment with us;

(d)   being intoxicated or under the influence of illegal drugs, or drugs which have not been prescribed for you, while at work;

(e)   being, in the opinion of the Company, negligent or otherwise incompetent in the performance of your duties and responsibilities;

(f)   possessing dangerous, harmful or unauthorised materials in the workplace (including firearms, weapons, drugs and alcohol);

(g)   engaging in wilful or negligent conduct which poses a serious risk to health and safety;

(h)   being charged with a criminal offence which, in our opinion, affects your suitability for employment with us;

(i) becoming bankrupt or making any arrangement or composition with your personal creditors that has a negative impact on the Company;

(j) becoming prohibited by law from being a company director;

(k)   refusing to carry out a lawful and reasonable direction;

(l) engaging in conduct that would bring the Company into disrepute or otherwise prejudices or is considered likely to prejudice the reputation of the Company;

(m) making any contributions or gifts or providing entertainment or any other expenses relating to political activity or making any direct or indirect payment to government officials or employees in contravention of any laws, statutes, rules, regulations, ordinances, guidance or other pronouncements applicable in any country including, without limitation, the Criminal Code Act 1995 (Cth) and any legislation, rules and regulations adopted to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions;

(n)   resigning as a director of the Company or any member of the Group otherwise than at the request of the Company or any member of the Group;

(o)   being convicted of an offence under any statutory enactment or regulation relating to insider trading or market abuse; and

(p)   the meaning given to that term in the Fair Work Regulations 2009 (Cth).

SGC Legislation	means the Superannuation Guarantee (Administration) Act 1992 (Cth) and the Superannuation Guarantee Charge Act 1992 (Cth).

Termination Date	means the date on which the employment with the Company terminates.

Works

means all programs, programming, literary, dramatic, musical and artistic works within the meaning of the Copyright Act 1968 (Cth) and any invention, discovery, design, improvement, formula, process, technique or any other item or materials in which intellectual property rights subsist or are capable of subsisting and is wholly or partly created, made or discovered by you either:

(a)   in the course of your employment with the Company; or

(b)   using the facilities, resources, time or any other opportunity provided by the Group.

2.	Fair Work Information Statement

2.1	The Fair Work Information Statement that you are required to receive is enclosed.

3.	Commencement Date of Employment and This Contract

3.1

The commencement date of your employment with the Company is 1 December 2013. For the avoidance of doubt, the Company recognises any service-related benefits and accrued entitlements due to you for service to the Company prior to the date of this Contract. The Company and Executive agree that, as at the date of the Contract, the Executive’s leave balance is as set out in Schedule 1.

3.2	This Contract will govern your employment with the Company from the Contract Commencement Date.

3.3	This Contract replaces any and all previous employment contracts validly entered into before this Contract between you and the Company.

4.	Term

4.1

Your employment with the Company will continue until the date that falls on the third anniversary of the Contract Commencement Date (Term), unless it is terminated earlier by either you or the Company in accordance with the terms of this Contract.

4.2

There will be an automatic 12 month extension of the Term (Extended Term), unless either party notifies the other party, in writing, no less than 90 days prior to the end of the Term that they do not wish the Term to be extended. If no such notification is given, the employment will terminate automatically at the end of the Term.

4.3

The Company may, at its absolute discretion, offer you a further term of employment after the expiry of the Extended Term (Further Term). There is no obligation for the Company to offer you a Further Term. Any Further Term will be subject to the terms and conditions specified in this Contract, unless otherwise agreed between you and the Company.

5.	Position

5.1	You will be employed in the position of Chief Executive Officer of the Company.

6.	Manager

6.1	You will report directly to the Board, or any other position nominated by the Company from time to time.

6.2	You must:

(a)	promptly inform the Board of all matters relevant to the proper performance of your duties and such other matters reasonably required by the Board; and

(b)	meet and discuss with the Board any aspect of the affairs of the Company or the performance of your duties as required by the Board.

7.	Duties and Responsibilities

7.1

Your duties and responsibilities are set out in the relevant position description (as provided and amended by us from time to time). The position description relevant to your role is set out in Schedule 2.

7.2	Your position description is not intended to be a complete list of your duties and responsibilities. In addition to those duties and responsibilities, you agree to:

(a)	perform any other duties that the Company may reasonably require you to perform;

(b)	perform your duties to the best of your abilities and knowledge in a conscientious and professional manner;

(c)	follow all lawful and reasonable directions given to you by the Company and act in accordance with all applicable laws;

(d)	serve the Company honestly and faithfully and use your best endeavours to promote and enhance the Group’s best interests and reputation;

(e)	act ethically, constructively and cooperatively in the performance of your duties and in any dealings with the Group’s employees, customers and business associates;

(f)	disclose to the Company any of your interests which may compete or conflict with the interests of the Company; and

(g)	during your working hours, devote all of your working time and attention to your employment with the Company.

7.3	We may direct you to perform or not to perform any part of your duties at any time.

7.4

Unless it is replaced by another written agreement, this Contract will continue to apply to your employment with the Company despite any change to your position, title, status, duties, responsibilities or remuneration.

8.	Place of Work

8.1	Your primary place of work is Sydney, New South Wales, Australia, or such other place of business as the Company may agree with you in order to facilitate the carrying out of your duties.

8.2

You agree that you will be required to travel and/or work remotely at places other than your primary place of work, including travel to the Company’s various work locations in Australia and to sources of funding for the Company’s activities. You will not be entitled to any additional remuneration for travel, and the expenses and any travel allowance that you may be able to claim will be in accordance with any relevant Company policy.

8.3	In circumstances where you are required to travel by air, you will be entitled to travel in business class on any scheduled commercial flights exceeding 4 hours.

8.4

Prior to, and as a condition of, each and any trip that you are required to make in performance of your duties, the Company will put in place such private security arrangements that you may reasonably require in relation to each such trip.

9.	Hours of Work

9.1	You are employed on a full-time basis.

9.2

The Company’s standard operating hours are between 9am and 5pm, Monday to Friday. You are required to perform your duties during the Company’s standard operating hours, and at such other times as may be reasonably required for the operational requirements of the Company.

9.3

Consistent with the nature of your position and in order to perform your duties satisfactorily, you may be required to work additional hours including after-hours or on weekends. You agree that these additional hours are reasonable additional hours having regard to your position and remuneration and you will not receive any additional remuneration for hours worked in addition to your ordinary hours of work except as specified in this Contract.

10.	Remuneration

10.1	You will receive a full-time base salary of $625,000 per annum (gross) (Base Salary), along with superannuation as outlined in clause 11 below.

10.2	Your Remuneration Package includes all payments and benefits that we are legally obliged to provide to you or pay on your behalf.

10.3

Unless otherwise specified in this Contract, the components of your Remuneration Package and any other payments made to you under this Contract (including any allowances or discretionary benefits), compensate you for and can be specifically set-off against, applied to and absorb any existing or newly-introduced payments or benefits to which you are or may become legally entitled (including any requirement to pay a minimum hourly rate of pay for each hour worked, allowance, loading, annual leave loading, overtime, penalty rate and/or shift loading) under any Relevant Law.

10.4

Your Remuneration Package will be reviewed by the Company annually, or upon request by the Executive and the Board if the scope and nature of the role has changed significantly. In undertaking this review, the Company may have regard to any matter in its absolute discretion. Remuneration increases are not automatic, and any increase is within the Company’s absolute discretion.

11.	Superannuation

11.1

In addition to your Base Salary, the Company will contribute superannuation contributions as a percentage of your base salary (currently 9.5%), up to the maximum contribution base, in accordance with the minimums required by the SGC Legislation into a superannuation fund nominated by you or, if you do not choose to nominate a fund, into the Company’s default fund.

12.	Method and Frequency of Payment

12.1	You will be paid your base salary (net of tax) monthly, by electronic transfer into an account nominated by you.

12.2	You agree that if we fail to make payment in accordance with clause 12.1 for reasons beyond our control, such failure will not constitute a breach of this Contract.

12.3	The Company reserves the right to vary the method and frequency of payment. If the Company decides to change the payment procedure, you will be provided with one month’s written notice.

13.	Bonus and Incentives

Discretionary Annual Bonus

13.1

You will be eligible for a Discretionary Annual Bonus of up to 100% of your Base Salary, subject to your performance against reasonable performance targets, as advised by the Compensation Committee. The Board may, at its absolute discretion, award you a pro rata discretionary bonus in respect of the financial year in which your employment terminates, unless your employment is terminated lawfully in accordance with clause 25.8, in which case there is no entitlement to a pro rata discretionary bonus.

13.2

The Board will endeavour to determine execution of performance for the purposes of determining any bonus that may be due, by the end of the quarter (or as soon as practicable thereafter) following the end of the previous financial year The bonus proposal and the salary for each successive year will be determined at the same time as the prior year’s bonus determination.

Commercial Discovery Bonus

13.3	The Company will pay you a bonus of 100% of the Base Salary in the event that the Company makes a Commercial Discovery during your employment (Commercial Discovery Bonus).

13.4

A commercial discovery shall be deemed to be achieved if, within reason, the first well or subsequent offset wells can be linked to a pathway of commerciality for the Company. In order to make the determination of a Commercial Discovery within a given year, management must provide a proposal to issue a Commercial Discovery Bonus for the Executive to the Compensation Committee. The proposal must include strategic supporting data and evidence of a Commercial Discovery as well as exploration and development economics including costs, IP’s, and reserves required to make a commercial well and program (multiple wells) at the Company’s determined weighted average cost of capital. The Board will have the discretion, based on the information provided, on whether or not to pay the Commercial Discovery Bonus to you, as initially determined by management, as well as the discretion on the timing of payment, based on the reasonableness of a “discovery” that provides a path towards commerciality.

13.5

For the avoidance of doubt, unless otherwise agreed any Commercial Discovery Bonus determined payable to you in a given year does not become due and payable until the date of payment of the Discretionary Annual Bonus as described above.

Long Term Incentive Program

13.6

You are eligible to participate in the Company’s long term incentive program, being the Company’s employee share scheme. The Company will provide you with a copy of the employee share scheme plan and rules separately.

General

13.7	The Company reserves the right to institute, amend or rescind any bonus or incentive scheme at its sole discretion.

13.8	All payments and benefits under any bonus or incentive scheme are at the absolute discretion of the Company and are not contractual in nature.

13.9	Any amounts paid to you under any bonus or incentive scheme are subject to applicable tax, but include any compulsory superannuation payable.

14.	Insurances

14.1

The Company will provide benefits, being life insurance, private health insurance, international medical and emergency cover (at the highest grade of cover available) and Directors & Officers insurance. The terms and conditions of the insurance are available on request and are subject always to the terms of the relevant insurance plans.

15.	Operation of Motor Vehicle

15.1	If you are required to drive a vehicle to perform your duties, you must:

(a)	have a current driver’s licence; and

(b)	comply with all relevant motor vehicle driving laws and any relevant company policy.

15.2	Penalties for failing to comply with road or parking laws or rules will at all times be your responsibility.

16.	Expenses

16.1	The Company will pay all reasonable expenses incurred by you in the course of your employment (including, for example, travel, hotel and entertainment expenses), provided you:

(a)	comply with any relevant company policy; and

(b)	provide us with acceptable documentation for the expense being incurred.

17.	Authority to Deduct

17.1

Subject to any Relevant Law, we may at any time during your employment or following its termination deduct from your salary or other amounts payable to you any monies owed by you to us if it is reasonable to do so. This may include:

(a)	overpayments we make to you, whether in error or otherwise;

(b)	monies paid to you for leave where you had no such entitlement to payment for that leave; and

(c)

deductions for the purposes of recovering reasonable costs that we have incurred and which benefit you personally, such as items purchased on a corporate credit card for personal use, costs of personal calls on a mobile phone or the costs associated with the private use of a company car.

17.2

You agree that authorising the Company to make deductions from your salary in accordance with this clause is a benefit to you as it may dispense with the need to commence recovery proceedings against you.

17.3

If on termination of your employment you owe any money to us, you must pay us this amount immediately on termination or we may set-off the debt against any amounts payable to you for your entitlements on termination.

18.	Group Property and Facilities

18.1	The Company may provide you with Group Property. You agree:

(a)	not to remove Group Property from the Group’s premises without our permission;

(b)	to maintain Group Property in good working order;

(c)	to ensure the security of, and protect all Group Property that is in your possession, power or control; and

(d)	not to use Group Property in a way that breaches any laws or rights of a third party.

18.2

We may require you to return any Group Property, which is in your possession, power or control, immediately upon request at any time or on termination of your employment, whichever occurs first. You agree that a requirement to return any Group Property during your employment will not constitute a repudiation of this Contract.

18.3

Where any of the Group’s Confidential Information or Intellectual Property is recorded in the form of video tape, computer information, software or any other stored format on any medium, you must not take, delete, alter, record, copy, summarise or disclose to any third party any of this information, and we may require you at any time to delete or erase this information so that it cannot be retrieved, and verify this to our satisfaction.

18.4

The Company may provide you with access to certain facilities, including email and internet services, computer systems, telephone services (mobile and landline), facsimile machines and photocopying facilities. You must use these facilities in accordance with any applicable policies or procedures.

19.	Confidential Information

19.1

You must, both during and after the termination of your employment, keep confidential and not directly or indirectly use, copy, disclose to any person or remove from our premises (or attempt to use, copy, disclose to any person or remove from our premises), any Confidential Information, except:

(a)	with our prior authorisation;

(b)	as necessary for the proper performance of your duties; or

(c)	as obliged by any relevant legislation.

19.2

When you disclose any Confidential Information as permitted by clause 19.1, you will ensure that whoever it is disclosed to is made aware of its confidential nature. You will do your utmost to ensure that those persons do not disclose that information, and do not use it for any purpose, other than the purpose for which it was disclosed to them.

19.3	You must immediately notify us of any suspected or actual unauthorised use, copying or disclosure of Confidential Information, by you or anybody else.

19.4	You agree to execute all documents which the Company requests you to execute in respect of confidential or business sensitive information.

19.5	You must provide us with assistance as required in any proceedings against any person for unauthorised use, copying or disclosure of Confidential Information.

20.	Intellectual Property

20.1

You acknowledge and agree that all Intellectual Property Rights that you develop or conceive in the course of, or arising out of, the performance of your duties as an employee of the Company, whether for the Company or for any other company in the Group, whether alone or in conjunction with anybody else, and otherwise in any way related to the business of the Group, will be the sole and exclusive property of the Company, including any Intellectual Property Rights created:

(a)	using the Group’s premises, resources or facilities including, the Company’s Intranet;

(b)	directly or indirectly as a result of access to Confidential Information; or

(c)	in respect of or associated with any of the Group’s products or services and any methods of making, using, marketing, selling or providing those products or services.

20.2

Immediately upon development or conception, you assign to the Company, absolutely and irrevocably, all of your present and future rights, title and interest in and to all Intellectual Property Rights so as to vest such right, title and interest in the Company.

20.3

To the extent that any Intellectual Property Rights are not capable of being assigned under paragraph 20.2, you grant to the Company a perpetual, exclusive, royalty-free, transferable, irrevocable, worldwide, fully paid-up licence (with rights to sublicense through multiple tiers of sub-licensees) to fully use, practice and exploit all such rights, title and interest in and to the relevant Intellectual Property Rights.

20.4	On request by the Company, you will immediately disclose in writing to the Company all Intellectual Property Rights as set out in paragraph 20.1 that you develop or conceive.

20.5

You must not use, copy, reproduce or distribute any Intellectual Property Rights or Works of the Group, except as solely necessary for the performance of your duties or otherwise with the Company’s prior written consent.

20.6

Whether during or after your employment, you agree to execute all documents and do all things necessary to give effect to this clause 20. If the Company for any reason is unable to secure your signature to any document required for the purpose of this clause, you hereby irrevocably appoint the Company and the Company’s duly authorised officers and agents as your agents and attorney to act on your behalf.

21.	Moral Rights

21.1

You consent to the doing of any acts or making of any omissions by the Group, its employees, servants, agents, licensees, successors and assigns that infringe your Moral Rights in any Works made by you in the course of your employment with us, including:

(a)	not naming you as the author of a Work;

(b)	naming another person as the author of a Work; and

(c)	amending or modifying (whether by changing, adding to or deleting/removing) any part of a Work,

whether those acts or omissions occur before, on or after the date of this Contract.

21.2	You acknowledge that your consent is genuinely given without duress of any kind and that you have been given the opportunity to seek legal advice on the effect of giving this consent.

22.	Leave

22.1	You are entitled to paid and unpaid leave in accordance with the Relevant Law A summary of your leave entitlements in accordance with the Relevant Law currently in force is set out below.

Annual Leave

22.2

Full-time employees are entitled to 4 weeks of annual leave for each year of service, which will accrue progressively in accordance with the Relevant Law. Part-time employees have a pro-rata entitlement to annual leave.

22.3	Any accrued but untaken annual leave is payable on termination.

22.4

Accrued annual leave can be taken at such time or times as agreed between you and the Company. However, except by consent from the Chairman, you may not take more than 15 consecutive working days’ annual leave at any one time.

22.5	In the absence of agreement, we may direct you to take annual leave in accordance with the Relevant Law.

22.6	The Company may require you to take accrued annual leave, including during any shutdown (such as over the Christmas/New Year period).

Personal/carer’s Leave

22.7

You are entitled to paid “personal/carer’s leave”. This can be taken in the event of your illness or injury (your illness or injury being referred to as “Sick Leave”) or to provide care or support to your Immediate Family or a member of your household in the event of their illness or injury or in case of an unexpected emergency affecting them (Carer’s Leave).

22.8

Full-time employees will accrue paid personal/carer’s leave at the rate of 10 days for each year of service, which will accrue progressively in accordance with the Relevant Law. Part-time employees have a pro-rata entitlement to personal/carer’s leave.

22.9	Accrued but untaken personal/carer’s leave is not payable on termination of your employment.

22.10

If you have exhausted your paid personal/carer’s leave entitlements under this clause and you comply with the relevant statutory notice requirements, you are entitled to an additional two days of unpaid carer’s leave per occasion in the event of illness or injury of, or an unexpected emergency affecting, a member of your Immediate Family or household. The two days of unpaid carer’s leave must be taken consecutively unless otherwise agreed between you and the Company.

22.11

If you need (or needed) to take personal/carer’s leave in accordance with this clause you must notify the Company of the need as soon as practicable. The Company reserves the right to require you to submit a medical certificate or statutory declaration for any personal/carer’s leave you take in accordance with the Relevant Law. At a minimum, you must provide evidence of any absence exceeding two consecutive work days.

Executive Sick Leave

22.12

As an enhanced benefit, the Executive is entitled to receive full salary and contractual benefits during any period of absence due to personal sickness or injury for up to an aggregate of 12 weeks in any 52 week period (whether such absence is continuous or intermittent) which is inclusive of the Sick Leave (Executive Sick Leave).

22.13

The Executive’s entitlement to take Executive Sick Leave is subject to the Executive’s compliance with the Company’s sickness absence procedures, as amended from time to time. Any sums paid include any benefits in accordance with applicable legislation in force at the time of absence. Thereafter, the Company will pay the equivalent benefit to which the Executive may be entitled to at law.

Compassionate Leave

22.14	You are entitled to up to five days of paid compassionate leave per permissible occasion in the following circumstances:

(a)	to spend time with a member of your Immediate Family or household who contracts or develops an illness or who sustains an injury that poses a serious threat to their life; and

(b)	after the death of a member of your Immediate Family or household,

provided that you give the Company any evidence that we reasonably require of the illness, injury or death.

22.15	The five days of compassionate leave need not be taken consecutively.

22.16	After the death of a spouse, de facto partner or child, you may be entitled to an extended period of paid compassionate leave, subject to the discretion of the Chairman.

22.17

If the permissible occasion is the contraction or development of an illness, or the sustaining of an injury, you may take the compassionate leave for that occasion at any time while the illness or injury persists.

22.18	Unused compassionate leave does not accrue from one financial year to the next. Your untaken compassionate leave will not be paid out by the Company on termination of your employment.

Long Service Leave

22.19	You are entitled to Long Service Leave pursuant to the relevant state Long Service Leave Act.

Other Leave

22.20	In accordance with the Relevant Law, you may be entitled to:

(a)	unpaid parental leave;

(b)	community service leave, including jury service leave;

(c)	family and domestic violence leave; and

(d)	paid leave on public holidays in the State or Territory in which you work if the public holiday falls on a day that you would ordinarily work.

23.	Disciplinary Action

23.1

We may initiate disciplinary action against you for unsatisfactory performance, misconduct or serious misconduct. The outcome of the disciplinary action may include redeployment, demotion or termination of your employment. We may reduce or change your duties as a result of disciplinary action taken and reduce your remuneration to reflect the level of the duties you are then required to perform.

23.2	Disciplinary action undertaken by us to redeploy or demote does not terminate the employment or this Contract.

24.	Suspension

24.1	Where we consider it necessary to adequately investigate allegations of misconduct or impropriety against you, we have the right to:

(a)	suspend you, with or without pay, for a period of time determined by the Company;

(b)

direct you not to attend the workplace, communicate with fellow employees, customers or suppliers of the Group, or any other persons involved in the allegations or misconduct which is being investigated, or otherwise interfere with the conduct of the investigation; and

(c)	appoint any person to conduct the investigation, and direct you to provide any assistance and answer any questions required for the investigation.

25.	Termination

25.1

As referred to in clause 4.2 above, where either party notifies the other party, in writing, no less than 90 days prior to the end of the Term that they do not wish the Term to be extended, the employment will terminate automatically at the end of the Term.

25.2

Should there be an Extended Term, your employment will automatically terminate at the expiry of the Extended Term (or any subsequent Further Term), by effluxion of time, without the need for either party to give notice of termination.

25.3

Subject to the Relevant Law and other provisions of this Contract, either you or the Company may terminate your employment at any time prior to the expiry of the Term, the Extended Term, or any subsequent Further Term by providing the other with 6 months’ written notice.

25.4	If either party gives notice of the termination of your employment, we may:

(a)	pay you in lieu of part or all of the notice period; or

(b)	require that you:

(i)

do not attend any location at which the Group operates, and instead predominantly remain at your home during your standard hours of work, being available on call to attend work and perform any duties required by us;

(ii)	perform duties other than your normal duties, including less senior or significant duties;

(iii)	assist the Company with a proper hand over of the duties of your position;

(iv)	not have any dealings with any customers or suppliers of the Group; and/or

(v)	return any the Group Property,

which you agree will not constitute a repudiation of your Contract. You will continue to receive your remuneration during this period.

25.5	If we direct you not to attend work in accordance with clause 25.4(b)(i), the Company may, at any time during this period of garden leave:

(a)	require you to take any outstanding annual leave;

(b)	request that you resign from any directorships of the Group and that resignation shall not constitute grounds for a claim for constructive dismissal; and

(c)	remove you from any office of from the Board of any member of the Group.

25.6	If we elect to pay you in lieu of part or all of the notice period in accordance clause 25.4(a), your employment terminates on the date we notify you of this election.

25.7	If you fail to provide the required period of notice or fail to work for the full duration of any period of notice, you will not be paid for the period in respect of which you do not work.

25.8	We may terminate your employment immediately in writing if you engage in Serious Misconduct without any obligation to provide you with a period of notice or pay you compensation.

25.9	You must not at any time after the termination of your employment represent yourself as being in any way connected with or interested in the business of the Group.

25.10

Upon termination of the employment and/or this Contract for any reason, you will immediately resign from any and all offices in the Group that you hold, including the office of director or secretary of any members of the Group. If you fail to resign within five business days of being requested by the Company, the Company is irrevocably authorised to appoint another person in your name and on your behalf to execute all documents and to do anything necessary to effect your resignation.

25.11

To the extent that the Corporations Act or the ASX Listing Rules prohibit or limit any payment required to be made under this Contract, the Company will not be bound to make such a payment nor is the Company required to seek shareholder approval for the making of any such payment.

26.	Abandonment of Employment

26.1

If you are absent from work for a continuous period of five working days without our approval or without notification by you to us during that period of the absence and the reason for it, you will be deemed to have abandoned your employment.

27.	Restraints

Restraints during employment

27.1	During your employment, you must not, without our prior written consent:

(a)	take up any position with any other corporation, firm or organisation (whether paid or unpaid);

(b)	have any interest or hold any shares or securities which create or may create a real or perceived conflict of interest;

(c)	encou[r]age or persuade any of the Group’s employees, agents or contractors to resign or stop providing services to the Group; and/or

(d)	encourage or persuade any of the Group’s customers, suppliers or agents to terminate or change their trade relationship with the Group.

Post-employment restraints

27.2	You acknowledge that during your employment with the Company, you:

(a)	have or will become possessed of Confidential Information regarding the business of the Group, and its customers and suppliers; and/or

(b)	have developed or will develop influence over the customers, employees, contractors and suppliers of the Group.

Non-compete

27.3

In order to protect the goodwill of the Group and in consideration of your remuneration, you agree that on and from the date of the termination of your employment with us for whatever reason, you will not, for the Non-Compete Restraint Period:

(a)

on your own behalf or on behalf of any other person and in any Capacity, without the written consent of the Company, directly or indirectly carry on, operate to be engaged, interested or employed in a Competing Business; and/or

(b)	carry on any trade or business whose name incorporates the words “Tamboran” or any deviation or extension thereof which is likely to be confused with the name of Tamboran or any other Group member.

Non-solicitation

27.4

In order to protect the goodwill of the Group and in consideration of your remuneration, you agree that on and from the date of the termination of your employment with us for whatever reason, you will not, for the Non-Solicitation Restraint Period, on your own behalf or on behalf of any other person and in any Capacity, without the written consent of the Company, directly or indirectly:

(a)	interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Group and any of its:

(i)	clients, customers or suppliers in respect of whom you have carried out work or have had a business relationship at any time during the last 12 months of your employment;

(ii)

Identified Prospective Customers or Identified Prospective Suppliers with whom you have been involved in developing a business relationship for the Group’s benefit at any time during the last 12 months of your employment;

(b)	accept a request from a customer to provide services relating to a Competing Business;

(c)

induce, encourage or solicit any of the Group’s employees, contractors or agents with whom you have worked or have had a business relationship at any time during the last 12 months of your employment to leave the Group’s employment or agency or to cease providing services to the Group;

(d)	counsel, procure or otherwise assist any person to do any of the acts referred to in any of sub-clauses 27.4(a) to (c) above.

27.5	You agree that:

(a)

the restraints set out in clause 27.3 and 27.4 will be construed to the maximum extent and have effect as if they were a number of separate, independent and cumulative covenants and restraints which result from:

(i)	in clause 27.3, combining the non-compete obligations with each separate Non-Compete Restraint Period; and

(ii)	in clause 27.4, combining each of the obligations in clauses 27.4(a) to 27.4(d) (inclusive) with each separate Non-Solicitation Restraint Period,

each such resulting obligation being severable from each other such resulting obligation;

(b)

if any separate covenant and restraint referred to in clause 27.3 and 27.4 is unenforceable, illegal or void, that covenant and restraint is severed and the other covenants and restraints remain in force;

(c)

you have received, directly and indirectly, substantial and valuable consideration for each separate covenant and restraint in this clause including your employment, remuneration and leave entitlements;

(d)

the covenants and restraints contained in this Contract are at the date of this Contract (and as the parties can at that date foresee) no greater than is reasonably necessary for the protection of the interests of the Group given the nature of the business and undertaking of the Group;

(e)

whilst the restrictions continue to operate, you must immediately notify any new or prospective employer or principal contractor, partner, or joint-venturer of the restrictions, and provide a copy of the restrictions contained in this clause 27; and

(f)	nothing in this clause 27 is to be taken as limiting your duties of confidentiality and good faith and fidelity to the Company under the general law.

27.6

In the event that the Company places you on garden leave in accordance with clause 25.4(b)(i), the Non-Solicitation Restraint Period and Non-Compete Restraint Period shall be reduced by any period spent by you on garden leave prior to the Termination Date.

27.7

Nothing in this clause 27, whether express or implied will prevent you from being a holder for the purpose of investment only of marketable securities of no more than 5% of the issued capital of any company or trust whose shares or units are listed on a recognised stock exchange.

27.8	You will not at any time after the termination of your employment make any representation that you are in any way connected with or interested in the business or activities of the Company.

28.	Post-termination Assistance

28.1

During the employment and for the period of 12 months following the Termination Date, you agree to furnish such information and reasonable assistance to the Group as it may reasonable require in connection with litigation in which it is or may become a party. This obligation on your behalf will include, without limitation, meeting with the Group’s legal advisors, providing witness evidence, both in written and oral form, and providing such other assistance in the litigation that the Group’s legal advisors in their reasonable opinion determine.

28.2

The Company will reimburse you for all reasonable out of pocket expenses and demonstrable loss of remuneration incurred by you in furnishing such information and assistance. For the avoidance of doubt, the obligations under the clause will continue notwithstanding the termination of your employment with the Company.

29.	Insider Trading

29.1

You will, during the employment and for 12 months following the Termination Date howsoever arising, comply (and procure that your Immediate Family shall comply) with all applicable rules of law, the applicable stock exchange regulations and any code of conduct of the Group for the time being in force, in relation to dealings in shares, debentures or other securities of the Company and any unpublished price sensitive information affecting the securities of any other company.

29.2	You will maintain an “evergreen” list of “insider” positions at the Group and make this list available to the Board upon request.

30.	Remedies for Breach

30.1

You agree that in the event of a breach by you of any of clauses 19, 20, or 27 damages would not be an adequate remedy and the Company may, in addition to any other available remedies, obtain an urgent, interlocutory injunction restraining any further violation and other equitable relief, without the necessity of showing actual damage, together with recovery of costs.

31.	Work Health and Safety

31.1	You must comply with all work health and safety laws and relevant company policies to provide a safe and healthy workplace for yourself, fellow employees and visitors of the Group.

31.2	You must attend to your work safety and notify the Board if you become aware of any workplace risks.

31.3

You must under no circumstances attend work under the influence of alcohol or drugs unless the drugs are prescribed by a doctor and then only on the basis that you are certified fit for work and are capable of performing your duties safely.

31.4	You agree that we can request that you attend drug and alcohol testing to establish that you are fit for work.

31.5	You agree and acknowledge that any breach of this clause may result in disciplinary action, including the immediate termination of your employment.

32.	Anti-discrimination and Harassment

32.1	We are an equal opportunity employer. You must comply at all times with any company policies and Relevant Law in respect of anti-discrimination and harassment.

33.	Policies

33.1

You agree to comply with any policies and procedures that we may implement, as varied from time to time by us in our discretion, and that you will regularly familiarise yourself with these policies and procedures. To the extent that a policy or procedure requires you to do or refrain from doing something, it constitutes a direction from the Company with which you must comply.

33.2	If you breach a policy or procedure, you may be subject to disciplinary action, which may include the termination of your employment.

33.3

To the extent that the contents of policies or procedures refer to obligations on us, you agree that they are guides only and are not contractual terms, conditions or representations on which you rely and they do not, directly or indirectly, give rise to any legally enforceable obligation against the Company.

34.	Warranties

34.1	You warrant that you:

(a)

possess the experience, credentials, industry knowledge, business influence, contacts and qualifications contained in your curriculum vitae or otherwise represented by you orally or in writing to us or our agents or representatives in applying for employment with us;

(b)	have and will maintain all certifications and licences required for the work you perform for us, if applicable;

(c)

have disclosed to us all injuries, conditions and illnesses previously or currently suffered by you, that may affect your ability to safely and ably perform your position, or which could be affected by or require accommodation for the purposes of your employment with us; and

(d)	have the legal right to enter into this Contract and, in performing your duties and obligations under this Contract, you will not be in breach of any obligation to a third party.

34.2	You acknowledge that a failure to truthfully and accurately disclose information to us including in respect of the matters in clause 34.1, may result in the termination of your employment.

34.3	You agree that we can contact any referees that you have supplied to this Company for confirmation of your skills, expertise and experience.

35.	Workplace Surveillance

35.1	You acknowledge and agree that from the commencement of your employment with us. you may be subject to:

(a)

continuous and ongoing monitoring, recording, blocking and surveillance of all communications carried on or received through our communications and technology systems and all other use of our software, information technology and electronic resources (including but not limited to internet use email and any GPS device); and

(b)	continuous and ongoing camera surveillance whilst on our premises or any site at which you are directed to work.

36.	Privacy

36.1	You will comply with the requirements of the Privacy Act 1988 (Cth), any applicable State legislation regarding privacy, and any company policies when dealing with personal information.

37.	Prohibition on Inducement

37.1	Except as provided in this Contract, you will not, directly or indirectly:

(a)	request or accept from any person or entity; or

(b)	offer or provide to any person or entity,

any payment or other benefit as an inducement or reward for any act in connection with the business of the Group.

38.	General

38.1

This Contract constitutes the entire agreement between you and us regarding the matters in it and supersedes any prior discussions, representations, agreements or understandings made between you and us, whether orally or in writing.

38.2

Clauses 1, 17, 18, 19, 20, 21, 25.9, 27, 28, 29, 36 and 38, of this Contract continue after the termination, cessation or completion of your employment with us and shall be enforceable by us at any time.

38.3

To the extent any obligation imposed on you or term contained in this Contract is for the benefit of the Group, the Company has sought this obligation as agent for and on behalf of those persons and entities and holds the benefits of those obligations as trustee. Each person or entity expressly owed an obligation or entitlement under this Contract is entitled to enforce the provisions of this Contract by legal proceedings in their own name notwithstanding that they have not executed a copy of this Contract or received a counterpart.

38.4	This Contract can only be varied by mutual agreement of the parties in writing.

38.5

If any provision of this Contract is in any way unenforceable, illegal or invalid, that provision is to be read down so as to be enforceable, legal and valid. If that is not possible, the offending provision (or where possible, the offending part of the provision) will be severed and the other provisions of this Contract remain in full force and effect.

38.6	All notices may be sent either by personal delivery or by pre-paid mail to the last known address of the other and must also be sent by electronic mail.

38.7

This Contract is governed by the law in New South Wales. The parties submit to the exclusive jurisdiction of the courts of New South Wales, Australia and any courts competent to hear appeals from those courts.

39.	Acknowledgment and Acceptance

39.1	By signing this Contract, you are acknowledging that:

(a)	you have had sufficient time to review its contents;

(b)	you have been given the opportunity to obtain advice concerning its contents and effect; and

(c)	you have read and understand the contents of this Contract and your obligations.

EXECUTED as an agreement

Signed on behalf of Tamboran Resources Limited (ACN 135 299 062) in accordance with section 127 of the Corporations Act 2001 (Cth) by:

/s/ Richard Stoneburner	/s/ Joanna Morbey
Signature of Director	Signature of Secretary

/s/ Richard Stoneburner	/s/ Joanna Morbey
Name of Director (print)	Name of Secretary (print)

April 23, 2021	25 - 04 - 2021
Date	Date

Signed by Joel Riddle in the presence of

/s/ Emma Riddle	/s/ Joel Riddle
Signature of witness	Signature

/s/ EMMA RIDDLE	/s/ JOEL L. RIDDLE
Name of witness (print)	Joel Riddle

April 25 2021
Date

SCHEDULE 1 - LEAVE BALANCE

Entitlement	Balance as at the Contract Commencement Date
Annual leave	418 hrs
Personal/carer’s leave	177 hrs
Long service leave	6.45 wks

SCHEDULE 2 - Position Description

The Executive’s duties shall be such duties as the Company may reasonably request the Executive to perform in the capacity in which the Executive is employed, including:

1.	The Executive shall:

a.	be responsible for the following duties:

i.	all of the Group’s exploration operational and commercial activities throughout its areas of operation including:

1.	planning policy and setting organising directing controlling and reviewing objectives standards, programs and strategy for the Group;

2.	providing, performing and coordinating the day-to-day operations, management and major functions of the Group to fulfil objectives, achieve specific goals, and maximise profit and efficiency;

3.

assessing changing situations and responding by directing, consulting and managing staff on matters such as operations, equipment requirements, finance and human resources (including selecting staff and managing staff performance);

4.	authorising the funding of major policy implementation programs;

5.	representing the Group in negotiations, at official functions, events and conventions seminars, public hearings and forums and liaising between areas of responsibility;

6.	preparing, or arranging for the preparation, of reports budgets and forecasts and presenting them to the Board and relevant governing bodies; and

7.	maintaining and improving the Company’s compliance and corporate governance standards,

ii.

maintaining awareness knowledge for developments and the regional exploration and production landscape including competitive developments and the wider political and economic influences on the Group’s business;

iii.	keeping the Board apprised of the status of necessary systems and personnel needed to execute the Group’s business and strategy;

iv.

the implementation and delivery of the Group’s agreed strategy in respect of farms ins, joint ventures and sales of the Group’s assets as well as the appraisal and delivery of any appropriate acquisition and/or investment opportunities;

v.

managing the relationships with key stakeholders exploring investment opportunities with domestic and international partners and leading the Groups relations with investors analysts banks brokers and the press (including executing capital raisings and investor roadshows as well as sourcing new investors); and

vi.	developing and implementing the Group’s strategy (including the Group’s business and expansion model to establish and set key performance parameters);

b.

work with the Chairman and Board to maintain an awareness and provide leadership on strategic alternatives in addition to or in lieu of current area(s) of operation, to the extent that these existing areas far to provide a level of certainty as a future profitable foundation for the Company;

c.

provide annual reviews and lead discussion with the Board, during your employment, on the need for potential strategic alternatives and/or opportunities, in lieu of, or in addition to, existing strategies and areas of operations;

d.

use all reasonable endeavours to pursue and promote the best interests and reputation of the Company and any other member of the Group and at all times maintain reasonable ethical, professional and technical standards;

e.

without the prior consent of the Board, not enter into any arrangement on behalf of the Group which is outside its normal course of business of the Executives normal duties or which contains any unusual or onerous terms;

f.	not compete with the Group;

g.

not act in conflict with the best interests of the Group or knowingly or deliberately do or cause, or permit to be done anything that is calculated or is reasonably likely to prejudice or injure the interests of the Group;

h.	comply with the Executive’s fiduciary duties including maintaining an “evergreen” list of “insider” positions at the Group; and

i.	report to the Board and, on request, to a Committee of the Company on operation and strategic functions.